Exhibit 10.1

EXECUTIVE COMPENSATION AGREEMENT

THIS EXECUTIVE COMPENSATION AGREEMENT (“Agreement”) is executed as of this 6th day of October, 2006, by and between Kohl’s Department Stores, Inc. (“Company”) and Wes McDonald (“Employee”).

RECITALS

Employee is employed as Executive Vice President and Chief Financial Officer and is a valuable employee of the Company.  The Company and the Employee have agreed to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee (“Parties”), the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1

“Board” shall mean the Board of Directors of the Company.

1.2

“Cause” shall mean any of the following:

(i) Employee’s willful failure to substantially perform Employee’s duties after a written demand for performance is delivered to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed his/her duties, and Employee has failed to demonstrate substantial efforts to resume performance of Employee’s duties on a continuous basis within thirty (30) calendar days after receiving such demand; provided, however, that failure to meet sales or financial performance objectives, by itself, will not constitute “Cause”;

(ii) Employee’s willful violation of a material provision of “Kohl’s Ethical Standards and Responsibilities” which is materially injurious to the Company, monetarily or otherwise.  The term “willful” as used herein means any act or omission committed in bad faith or without a reasonable belief that the act or omission was in the best interest of the Company;

(iii) Any dishonest or fraudulent conduct by Employee which results, or is intended to result, in gain to Employee or Employee’s personal enrichment at the expense of the Company;

(iv) Any material breach of Articles IV, V, VI or VII, below of this Agreement by Employee; or

(v) Conviction of Employee, after all applicable rights of appeal have been exhausted or waived, of any crime that materially discredits the Company or is materially detrimental to the Company’s reputation or goodwill.

1.3

“Change of Control” means the occurrence of any of the following:

(i) the acquisition (other than from the Company) by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a subsidiary of the Company or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of thirty-three percent (33%) or more of the then outstanding shares of common stock of the Company or voting securities representing thirty-three percent (33%) or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (defined below), before such acquisition or within thirty (30) days thereafter, deems such acquisition not to be a Change of Control;

(ii) individuals who, as of the date of this Agreement, constitute the Board (as of such date, “Incumbent Board”) ceasing for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c);

(iii) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or

(iv) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Following the occurrence of an event which is not a Change of Control whereby there is a successor company to the Company, or, if there is no such successor, whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this Agreement, shall thereafter be referred to as the Company.

1.4

“Company” means Kohl’s Department Stores, Inc.

1.5

“Designated Beneficiary” means the person or persons designated by the Employee, on a form provided by the Company, to receive benefits payable under this Agreement, if any, after the death of Employee.

1.6

“Disability” means the inability of Employee, due to a physical or mental impairment, to perform the essential functions of Employee’s job with the Company, with or without a reasonable accommodation and such inability has or is reasonably anticipated to continue for a period in excess of one hundred eighty (180) calendar days.  A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Employee shall cooperate with any efforts to make such determination.  Any such determination shall be conclusive and binding on the parties.  Any determination of Disability under this Section 1.6 is not intended to alter any benefits any party may be entitled to receive under any disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

1.7

“Final Expenses” means reimbursement of expenses to which Employee is entitled under programs and policies which the Company has made available to senior executives of the Company and which are in effect at the Company from time to time.

1.8

“Final Pay” means any unpaid base salary with respect to the period prior to the effective date of Employee’s termination of employment together with payment of any vacation that Employee has accrued but not used through the date of Employee’s termination of employment.

1.9

“Good Reason” means any of the following: (i) a significant reduction in the Employee’s status, title, position, responsibilities or base salary which is not agreed to by Employee; (ii) any purported termination of the Employee’s employment for Cause which does not comply with the definition of Cause under this Agreement; or (iii) a mandatory relocation of Employee’s employment with the Company more than 50 miles from the employee’s current principal place of business in Milwaukee, Wisconsin, except for travel reasonably required in the performance of Employee’s duties and responsibilities; provided, however, that no termination shall be for Good Reason unless the Employee has provided the Company with written notice of the conduct alleged to have caused Good Reason within ten (10) days of such conduct and the Company fails to demonstrate substantial efforts to cure any such alleged conduct within thirty (30) calendar days after the Company’s receipt of such written notice from Employee.

1.10

“Health Insurance Continuation” means that, if Employee, following termination from employment, is eligible for, and timely elects to participate in, the Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans for full-time employees toward such COBRA coverage for the specified period of time, if any, set forth in Article II of this Agreement.  If the specified period of time provided for in this Agreement is longer than the end of the 18-month period for which Employee is eligible for COBRA, the Company will, until the end of such longer period, pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans to, at its sole discretion, allow Employee to continue to participate in such plans (if allowed by law and the Company’s policies, plans and programs) or allow Employee to purchase reasonably comparable individual health insurance coverage through the end of such longer period.  Employee acknowledges and agrees that Employee is responsible for paying the balance of any costs not paid for by the Company under this Agreement which are associated with Employee’s participation in the Company’s health insurance plans or individual health insurance and that Employee’s failure to pay such costs may result in the termination of Employee’s participation in such plans or insurance.  Employee acknowledges and agrees that the Company may deduct from any Severance Payment Employee receives pursuant to this Agreement, amounts that Employee is responsible to pay for Health Insurance Continuation.  Any Health Insurance Continuation provided for herein will cease on the date on which Employee becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) calendar days of Employee becoming eligible for health insurance coverage under another employer’s group health insurance plan, Employee agrees to inform the Company of such fact in writing.

1.11

“Outplacement Services” means outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand and no/100 Dollars ($20,000.00), payable directly to such outplacement service company

1.12

“Prorated Bonus” means a share of any bonus attributable to the fiscal year of the Company during which the date of termination of Employee’s employment with the Company occurs to which the Employee would be entitled if he/she had worked for the entire fiscal year, as determined in the sole discretion of the Company (pro-rated, as determined by the Company, for the portion of the fiscal year prior to the date of Employee’s termination of employment).

1.13

“Retirement Age” means an Employee is at least fifty-five (55) years old and has completed  ten (10) years or more of service as an Employee of the Company.

1.14

“Unpaid Bonus” means Employee’s unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the date of Employee’s termination of employment with the Company.

ARTICLE II

COMPENSATION AND BENEFITS

UPON TERMINATION OF EMPLOYMENT

2.1

Termination By Company for Cause.  If Employee’s employment is terminated by the Company for Cause, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii)  Final Expenses; and (iii) Employee’s Unpaid Bonus.  The payment of the Unpaid Bonus shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company.  Furthermore, under this Section 2.1, vesting of any Company stock options and restricted stock granted to Employee ceases on the date of termination, and any unvested stock options and restricted stock lapse and are forfeited immediately upon termination.

2.2

Termination by Employee without Good Reason.  If Employee’s employment is terminated by Employee voluntarily without Good Reason, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay, (ii) Final Expenses; (iii) Employee’s Unpaid Bonus, payment of which shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company; and (iv) a Severance Payment (defined below), the payment of which is contingent upon (a) Employee’s execution of a written release agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company and(b) Employee’s failure to revoke such release within the statutory period permitted for such revocation.  For purposes of this Section 2.2, “Severance Payment” means payment of 50 percent (50%) of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable for one (1) year following the effective date of Employee’s termination pursuant to the normal payroll practices of the Company.  The amount of such Severance Payment shall be reduced by the value of any compensation (including, but not limited to, the value of any cash compensation, deferred compensation or equity-based compensation, valued in the sole discretion of the Company) received by Employee from another employer or service recipient during the one-year period following Employee’s termination of employment, and Employee agrees to reimburse the Company for the amount of such reduction.  Employee acknowledges and agrees that he/she has an obligation to use his/her reasonable efforts to secure other employment following his/her termination of employment from the Company and that his/her failure to do so, as determined at the sole discretion of the Company, is a breach of this Agreement subject to Section 8.6, below.   Furthermore, under this Section 2.2, vesting of any Company stock options and restricted stock granted to Employee ceases on the date of termination, and any unvested stock options and restricted stock lapse and are forfeited immediately upon termination.

2.3

Termination Due to Retirement.  If Employee’s employment is voluntarily terminated by Employee after he/she has reached Retirement Age and prior to the termination, Employee certifies to the Company of his/her intention not to continue employment for another employer after such termination, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay, (ii) Final Expenses; (iii) Employee’s Unpaid Bonus, (iv) Employee’s Prorated Bonus and (v) a Severance Payment (defined below), the payment of which is contingent upon (a) Employee’s execution of a written release agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company and (b) Employee’s failure to revoke such release within the statutory period permitted for such revocation.  Payment of the Unpaid Bonus and the Prorated Bonus shall be made at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company.  For purposes of this Section 2.3, “Severance Payment” means payment of 50 percent (50%) of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable for one (1) year following the effective date of Employee’s termination pursuant to the normal payroll practices of the Company.  Furthermore, under this Section 2.3, vesting of any Company stock options and restricted stock granted to Employee prior to the date of termination shall be as provided in the stock option and restricted stock agreements between Employee and the Company.

2.4

Termination Due to Employee’s Death.  If Employee’s employment is terminated due to Employee’s death, Employee’s Designated Beneficiary shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus, and (iv) Employee’s Prorated Bonus.  Payment of the Unpaid Bonus and the Prorated Bonus shall be made to the Employee’s Designated Beneficiary at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company.  Furthermore, under this Section 2.4, vesting of any Company stock options and restricted stock granted to Employee prior to the date of termination shall be as provided in the stock option and restricted stock agreements between Employee and the Company.

2.5

Termination Due to Disability.  If Employee’s employment is terminated due to Employee’s Disability, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses, (iii) Employee’s Unpaid Bonus; (iv) Employee’s Prorated Bonus; and (v) a Severance Payment (defined below), the payment of which is contingent upon (a) Employee’s execution of a written release agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company and (b) Employee’s failure to revoke such release within the statutory period permitted for such revocation.  Payment of the Unpaid Bonus and the Prorated Bonus shall be made to the Employee at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company.  For purposes of this Section 2.5, “Severance Payment” means six (6) months of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable in equal installments during the six (6) month period following the effective date of Employee’s termination pursuant to the normal payroll practices of the Company, in accordance with the normal payroll practices of the Company.  The amount of such Severance Payment shall be reduced by (x) the value of any compensation (including, but not limited to, the value of any cash compensation, deferred compensation or equity-based compensation, valued in the sole discretion of the Company) received by Employee from another employer or service recipient during the six (6) month period following Employee’s termination of employment and (y) any payments received by Employee under any short-term disability plans, programs or policies offered by the Company during Employee’s absence from the Company prior to Employee’s termination of employment or during the six (6) month period thereafter and employee agrees to reimburse the Company for the amount of any such reductions.  Notwithstanding the foregoing, the amount of the Severance Payment under this Section 2.5 shall not be reduced by the value of any compensation payable under the Company’s Long Term Disability Program or any successor program thereto.  Employee acknowledges and agrees that, upon the cessation, if any, of such Disability during the period for which the Severance Payment is to be made under this Section 2.5, he/she has an obligation to use his/her reasonable efforts to secure other employment and that his/her failure to do so, as determined at the sole discretion of the Board, is a breach of this Agreement subject to Section 8.6, below.  Furthermore, under this Section 2.5, vesting of any Company stock options and restricted stock granted to Employee shall be as provided in the stock option and restricted stock agreements between Employee and the Company.

2.6

Termination By Company Without Cause or By Employee for Good Reason – No Change of Control.  If Employee’s employment is terminated by the Company without Cause or voluntarily by the Employee for Good Reason and such termination does not occur within one (1) year after the occurrence of a Change of Control, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus, (iv) Employee’s Prorated Bonus; (v) Outplacement Services; (vi) Health Insurance Continuation for a period of two (2) years following the effective date of Employee’s termination and (vii) a Severance Payment (defined below), the payment of which is contingent upon (a) Employee’s execution of a written release agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company and(b) Employee’s failure to revoke such release within the statutory period permitted for such revocation.  Payments of the Unpaid Bonus and the Prorated Bonus shall be made at the same time as any such bonuses for such fiscal years are paid to other similarly situated executives of the Company.  For purposes of this Section 2.6, “Severance Payment” means payment of one hundred percent (100%) of Employee’s base salary in effect as of the date of Employee’s termination of employment, payable for two (2) years following the effective date of termination pursuant to the normal payroll practices and schedule of the Company.  The amount of such Severance Payment shall be reduced by the value of any compensation (including, but not limited to, the value of any cash compensation, deferred compensation or equity-based compensation, valued in the sole discretion of the Company) received by Employee from another employer or service recipient during such two-year period following the Employee’s termination and Employee agrees to reimburse the Company for the amount of any such deduction.  Furthermore, under this Section 2.6, any unvested Company stock options or restricted stock granted to Employee prior to the date of termination that are scheduled to vest in the two-year period following the date of Employee’s termination of employment shall immediately vest as of the date of Employee’s termination of employment.

2.7

Termination By Company Without Cause or By Employee for Good Reason - Change of Control.  If Employee’s employment is terminated by the Company without Cause or voluntarily by the Employee for Good Reason and such termination occurs within one (1) year after the occurrence of a Change of Control, Employee shall have no further rights against the Company hereunder, except for the right to receive (i) Final Pay; (ii) Final Expenses; (iii) Employee’s Unpaid Bonus (iv) a Severance Payment (defined below), the payment of which is contingent upon (a) Employee’s execution of a written release agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company and(b) Employee’s failure to revoke such release within the statutory period permitted for such revocation.; (v) Health Insurance Continuation for the one-year period following the Employee’s termination of employment and (vi) Outplacement Services.  The Unpaid Bonus shall be paid at the same time as any such bonuses are paid to other similarly situated executives of the Company.  Except as otherwise provided in Section 2.8, below, the Severance Payment in this Section 2.7 shall be paid to the Employee in a lump sum no later than thirty (30) days following the Employee’s termination of employment.  For purposes of this Section 2.7, “Severance Payment” means an amount equal to the product of (x) two (2) multiplied by (y) the sum of: (A) Employee’s base salary in effect as of the date of the Employee’s termination of employment (or, if higher, Employee’s base salary immediately prior to the Change of Control) plus (B) an amount equal to the average (calculated at the sole discretion of the Company) annual incentive compensation plan payment paid to the Employee for the three (3) fiscal years ending prior to the fiscal year which includes the date of Employee’s termination.  Furthermore, under this Section 2.7, vesting of any unvested Company stock options and restricted stock granted to Employee prior to the date of determination shall occur immediately upon the date of termination.

2.8

Delay of Payments if Required by Section 409A.  If amounts paid to Employee pursuant to any Section of this Article II would be subject to a penalty under Section 409A of the Internal Revenue Code because Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payments will be delayed until the earliest date permissible following the date of Employee’s termination of employment, at which point any such delayed payments will be paid to Employee in a lump sum.

ARTICLE III

RETURN OF RECORDS

Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Company, and all copies of all such materials.  Upon termination of employment, for whatever reason, or upon request by the Company at any time, Employee further agrees to destroy such records maintained by Employee on Employee’s own computer equipment.

ARTICLE IV

CONFIDENTIALITY

4.1

Acknowledgments.  Employee acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace.  Employee further acknowledges and agrees that in Employee’s position with the Company, the Company provides Employee with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses.  As a result, Employee acknowledges and agrees that the restrictions contained in this Article  are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information.

4.2.

Confidentiality Obligations.  During the term of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company.  After the termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 4.3(c), below.  For a period of two (2) years following termination, for whatever reason, of Employee’s employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 4.3(c), below.

4.3

Definitions.

(a)

Trade Secret.  The term “Trade Secret” shall have that meaning set forth under applicable law.  This term is deemed by the Company to specifically include all Company-created computer source code and any confidential information received from a third party with whom the Company has a binding agreement restricting disclosure of such confidential information.

(b)

Confidential Information.  The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally, including, but not limited to, new products, customer lists, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profits and profit margins, and seasonal plans, goals and objectives.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Article IV shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of Employee’s employment without use of Confidential Information or Trade Secrets.

ARTICLE V

RESTRICTED SERVICES OBLIGATION

5.1

Acknowledgments.  Employee acknowledges and agrees that the Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that the Company compensates executives like Employee to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers and vendors) and to maintain business information for the Company’s exclusive ownership and use.  As a result, Employee acknowledges and agrees that the restrictions contained in this Article V are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier and vendor relationships and confidential information and trade secrets.  Employee further acknowledges and agrees that the restrictions contained in this Article V will not pose an undue hardship on Employee or Employee’s ability to find gainful employment.

5.2

Restricted Services Obligation.  For the one (1) year period following termination, for whatever reason, of Employee’s employment with the Company, Employee will not, directly or indirectly, provide Restricted Services (defined below) for or on behalf of any Competitive Business (defined below).  During such one (1) year period, Employee also will not, directly or indirectly, provide any Competitive Business with any advice or counsel in the nature of the Restricted Services.

5.3

Definitions.  For purposes of this Article V, the following are defined terms:

(a)

Restricted Services.  “Restricted Services” shall mean services of any kind or character comparable to those Employee provided to the Company during the eighteen (18) month period immediately preceding Employee’s last date of employment with the Company.

(b)

Competitive Business.  “Competitive Business” shall mean any entity (including related entities) that as of the time of the determination (i) generates, in the aggregate with its related entities, more than One Billion Dollars ($1,000,000,000) in annual revenues; and (ii) operates or owns a Retail Business.  “Competitive Business” shall also include a business that provides a buying office or sourcing services to a Retail Business or is a vendor of Goods to a Retail Business.  “Retail Business” means any business or related businesses engaged in the sale of products at retail which derives at least twenty percent (20%) of its annual revenue from the sale of Goods in the United States and owns or operates retail stores located within twenty-five (25) miles of any store operated by Kohl’s Corporation or any of its subsidiaries.

(c)

Goods.  “Goods” means merchandise that comprises at least five percent (5%) of the Company’s annual revenues during the twelve (12) months prior to Employee’s last date of employment with the Company.

ARTICLE VI

BUSINESS IDEAS; NON-DISPARAGEMENT

6.1

Assignment of Business Ideas.  Employee shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Employee currently holds an interest.  The Company will own, and Employee hereby assigns to the Company, all rights in all Business Ideas, as defined in Section 6.2, below.  All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law.  Any works that are not found to be “works for hire” are hereby assigned to the Company.  While employed by the Company and for one (1) year thereafter, Employee will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.  After Employee’s employment with the Company terminates, for whatever reason, Employee will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require.

6.2

Business Ideas.  The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates, discovers or develops, either alone or jointly with others while Employee is employed by the Company and for one (1) year thereafter and which are (a) related to any business known by Employee to be engaged in or contemplated by the Company, (b) originated, discovered or developed during Employee’s working hours, or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

6.3

Non-Disparagement.  Employee agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees.  Nothing contained in this Section 6.3 shall preclude Employee from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

ARTICLE VII

EMPLOYEE NON-SOLICITATION

During the term of Employee’s employment with the Company and for one (1) year thereafter, Employee shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company.

ARTICLE VIII

GENERAL PROVISIONS

8.1

Notices.  Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 8.1):

(a) If to the Company:

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI  53051

Attn:  General Counsel

(b) If to Employee:

Any notice to be given to the Employee may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

8.2

Employee Disclosures and Acknowledgments.

(a)

Prior Obligations.  Following is a list of prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee’s ability to perform Employee’s duties as an Employee for the Company:

 (b)

Confidential Information of Others.  Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company.

(c)

Scope of Restrictions.  By entering into this Agreement, Employee acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Articles IV, V and VII, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats.  Employee acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights.  Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee’s employment with the Company.  Nothing herein shall be deemed to prevent Employee, after termination of Employee’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d)

Prospective Employers.  Employee agrees, during the term of any restriction contained in Articles IV, V and VII, above, to disclose such provisions to any future or prospective employer.  Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

8.3

Effect of Termination.  Notwithstanding any termination of this Agreement, the Employee, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Employee’s employment.

8.4

Confidentiality of Agreement. Employee agrees that, with the exception of disclosures pursuant to Section 8.2(d), above, Employee will not disclose, directly or indirectly, the terms of this Agreement to any third party; provided, however, that following Employee’s obtaining a promise of confidentiality for the benefit of the Company from Employee’s tax preparer, accountant, attorney and spouse, Employee may disclose the terms of this Agreement to such of these individuals who have made such a promise of confidentiality.  This provision shall not prevent Employee from disclosing such matters in testifying in any hearing, trial or other legal proceeding where Employee is required to do so.

8.5

Cooperation.  Employee agrees to take all reasonable steps during and after Employee’s employment with the Company to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved.  Following Employee’s employment with the Company, the Company agrees to pay reasonable compensation to Employee and to pay all reasonable expenses incurred by Employee in connection with Employee’s obligations under this Section 8.5.

8.6

Effect of Breach.  In the event that Employee breaches any provision of this Agreement, Employee agrees that the Company may suspend all additional payments to Employee under this Agreement (including any Severance Payment), recover from Employee any damages suffered as a result of such breach and recover from Employee any reasonable attorneys’ fees or costs it incurs as a result of such breach.  In addition, Employee agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Employee of any provision of this Agreement.

8.7

Entire Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof, including, but not limited to, the Employment Agreement between the Parties dated as of January 3, 2005.

8.8

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.9

Consideration.  The benefits provided to Employee under this Agreement constitute the consideration for Employee’s undertakings hereunder.

8.10

Amendment.  This Agreement may be altered, amended or modified only in a writing, signed by both of the Parties hereto.

8.11

409A Savings Clause.  The term “termination of employment” used in this Agreement shall be construed in accordance with any guidance, rules or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to a “separation of service” under Section 409A of the Internal Revenue Code.  It is the parties’ intention that this Agreement comply with the applicable provisions of Section 409A and any guidance issued thereunder.  The Parties agree to amend this Agreement effective as of the execution date of this instrument to the minimum extent necessary to comply with Section 409A and any guidance issued thereunder such that Employee will avoid the application of the 20% penalty tax under Section 409A.

8.12

Assignability.  This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part.  This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

8.13

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

8.14

Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

8.15

Governing Law; Construction.  This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

KOHL’S DEPARTMENT STORES, INC.:

/s/ R. Lawrence Montgomery

By: R. Lawrence Montgomery , CEO

EMPLOYEE:

/s/ Wesley S. McDonald